                                                                                                Exhibit 10

                         Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (the
"Registration Statement") of our report dated April 9, 2009, relating to the financial statements of
Pruco Life Flexible Premium Variable Annuity Account, which appears in the December 31, 2008 Annual
Report to the contract owners of Pruco Life Flexible Premium Variable Annuity Account. We also consent to the incorporation by reference in this Registration Statement of our report dated March 16, 2009, relating to the consolidated financial statements of Pruco Life Insurance Company and its Subsidiaries,
which appears in Pruco Life Insurance Company's Annual Report on Form 10-K for the year ended December
31, 2008.

/s/ PricewaterhouseCoopers LLP
New York, New York
October 19, 2009